Exhibit 10.7

January 28, 2008

Floyd Warkol, Chief Executive Officer
KSW INC.
37-16 23rd Street
Long Island City, NY 11101

Dear Mr. Warkol:

Bank of America, N.A, is pleased to renew the availability period for your Two Million and 100/100 Dollars ($2,000, 000.00) Line of Credit documented by Facility No. 1 of the Loan Agreement dated April 1, 2007 (including any previous amendments, the “Agreement”). The availability period shall now expire on April 1, 2009 (the “Expiration Date”). All other terms and conditions of the Agreement shall remain in full force and effect.

I also want to take this opportunity to thank you for your business. I believe we can continue to provide your company with the same high level of customer service and expertise.

If you have any questions, please contact your Client Manager, Victoria E. Scolaro at (631) 547-7720.

By:	/s/ Eileen A. Santucci
Eileen A. Santucci, Document Administrator